Exhibit 28.1



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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                 FORM 11-K
                               ANNUAL REPORT


  X    ANNUAL  REPORT  PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
       ACT OF 1934


                  For the fiscal year ended December 31, 1997

                                      OR

       TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                         Commission file number 0-7931



                         FIRST COMMERCE CORPORATION
                         TAX-DEFERRED SAVINGS PLAN
                          (Full title of the plan)



                          FIRST COMMERCE CORPORATION
       (Name of the issuer of the securities held pursuant to the plan)


                   201 Saint Charles Avenue, 29th Floor
                       New Orleans, Louisiana  70170
                    (address of principal executive office)


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                        FIRST COMMERCE CORPORATION
                         TAX-DEFERRED SAVINGS PLAN
                              INDEX FOR 1997


                                                                   PAGE NUMBER

1.) Report of Independent Public Accountants                           F-2

2.)  Statements  of Net Assets Available for Benefits at
      December 31,  1997 and 1996                                      F-3

3.) Statement of Changes in Net Assets Available for Benefits
     with Fund Information for the year ended December 31, 1997        F-4

4.) Notes to Financial Statements                               F-5 to F-9

5.) Schedule of Assets Held for Investment Purposes
     at December 31, 1997 (Item 27a)                                   F-10

6.) Schedule of Reportable Transactions for the year ended
     December 31, 1997 (Item 27d)                                      F-11

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Trustee of First Commerce Corporation
Tax-Deferred Savings Plan:

We have audited the accompanying statements of net assets available for plan benefits of the First Commerce Corporation Tax-Deferred Savings Plan (the Plan) as of December 31, 1997 and 1996 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1997. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1997 and 1996 and the changes in its net assets available for plan benefits for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                 /s/ Arthur Andersen LLP

New Orleans, Louisiana,
April 13, 1998

                         FIRST COMMERCE CORPORATION
                         TAX-DEFERRED SAVINGS PLAN
              STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                               (In Thousands)

                                                            December 31
                                                        --------------------
                                                          1997        1996
                                                        ---------   --------
ASSETS:
   Investments (at fair value)-
     Participant-directed-
        Marquis Treasury Securities Money Market Fund   $  9,930    $  6,581
        Marquis Government Securities Fund                 3,749       4,245
        Marquis Balanced Fund                              6,175       4,917
        Marquis Value Equity Fund                          7,209       4,004
        Marquis Growth Equity Fund                         1,971       1,218
        Fidelity Advisor High-Yield Fund                   3,013       2,648
        Fidelity Advisor Growth Opportunities Fund         9,636       6,453
        Scudder Global Fund                                2,603       2,438
        Twentieth Century Ultra Investors Fund             4,320       3,123
        FCC Common Stock Fund                             35,227      21,351
        Participant Loan Fund                              5,121       4,296

     Non-participant-directed-
        Employer match - FCC Common Stock Fund            56,310      31,860
                                                        ---------   --------
        Total investments                                145,264      93,134

   Dividends and interest receivable
     Participant-directed
       Marquis Treasury Securities Money Market Fund          42          26
       Marquis Government Securities Fund                     18          20
       Marquis Balanced Fund                                  44         260
       Marquis Value Equity Fund                              17         268
       Marquis Growth Equity Fund                              2           1
       Fidelity Advisor High-Yield Fund                       67          42
       Fidelity Advisor Growth Opportunities Fund              -         349
       Scudder Global Fund                                   498          34
       Twentieth Century Ultra Investors Fund                  -         185
       FCC Common Stock Fund                                 211         549

     Non-participant-directed-
       Employer match - FCC Common Stock Fund                337           -
                                                        ---------   --------
        Total dividends and interest receivable            1,236       1,734
                                                        ---------   --------
NET ASSETS AVAILABLE FOR PLAN BENEFITS                  $146,500    $ 94,868
                                                        =========   ========

The accompanying notes are an integral part of these financial statements.



                          FIRST COMMERCE CORPORATION
                           TAX-DEFERRED SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS WITH FUND INFORMATION
                         YEAR ENDED DECEMBER 31, 1997

                                 (In Thousands)



                                                                      PARTICIPANT DIRECTED
                        --------------------------------------------------------------------------------------------------------
                                                                                                           American
                          Marquis                                                                          Century
                         Treasury                                                     Fidelity            Twentieth
                        Securities   Marquis            Marquis  Marquis  Fidelity     Advisor             Century
                           Money   Government Marquis    Value   Growth    Advisor     Growth     Scudder   Ultra
                          Market   Securities Balanced  Equity   Equity  High-Yield Opportunities Global  Investors Participant
                           Fund       Fund      Fund     Fund     Fund     Fund         Fund       Fund     Fund     Loan Fund
                        ---------- ---------- -------- --------- ------- ---------- ------------- ------- --------- ------------
INVESTMENT INCOME:
 Dividends on
  FCC common stock      $     -    $      -   $     -   $     -  $     -   $      -    $      -   $     -  $     -   $     -
 Interest and other
  dividends                 384         209       653       966       62        344         601       500      884         -

NET APPRECIATION
 (DEPRECIATION) IN FAIR
 VALUE OF INVESTMENTS         -          77       431       740      299         77       1,430       (58)    (114)        -

CONTRIBUTIONS:
  Participants'             887         413       684       797      299        555       1,378       533      825         -
  Employer's                  -           -         -         -        -          -           -         -        -         -

BENEFITS PAID TO
 PARTICIPANTS              (445)       (473)     (638)     (329)    (199)      (257)       (697)     (316)    (431)     (368)

PARTICIPANT LOANS:
  New Loans                (838)       (257)     (328)     (407)    (100)      (202)       (477)     (180)    (308)    4,113
  Principal payments        517         152       219       299       83        146         352       134      233    (2,920)
  Interest payments          63          18        29        36        9         18          43        16       26         -

INTERFUND TRANSFERS       2,797        (637)       (8)      852      301       (291)        204         -     (103)        -
                        ---------- ---------- -------- --------- ------- ---------- ------------- ------- --------- ------------
CHANGES IN NET ASSETS
 AVAILABLE FOR
 BENEFITS FOR THE YEAR    3,365        (498)    1,042     2,954      754        390       2,834       629    1,012       825

NET ASSETS AVAILABLE
 FOR BENEFITS AT
 DECEMBER 31, 1996        6,607       4,265     5,177     4,272    1,219      2,690       6,802     2,472    3,308     4,296
                        ---------- ---------- -------- --------- ------- ---------- ------------- ------- --------- ------------
NET ASSETS AVAILABLE
 FOR BENEFITS AT
 DECEMBER 31, 1997      $ 9,972    $  3,767   $ 6,219   $ 7,226  $ 1,973   $  3,080    $  9,636   $ 3,101  $ 4,320   $ 5,121
                        ========== ========== ======== ========= ======= ========== ============= ======= ========= ============

The accompanying notes are an integral part of this financial statement.


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                                                           NON-
                                        PARTICIPANT    PARTICIPANT
                                         DIRECTED       DIRECTED
                                       -------------   -----------
                                           FCC             FCC
                                          Common          Common      Grand
                                        Stock Fund      Stock Fund    Total
                                       -------------   -----------  --------
INVESTMENT INCOME:
 Dividends on
  FCC common stock                      $    893        $  1,318    $  2,211
 Interest and other
  dividends                                    8               7       4,618

NET APPRECIATION
 (DEPRECIATION) IN FAIR
 VALUE OF INVESTMENTS                     16,092          23,417      42,391

CONTRIBUTIONS:
  Participants'                            2,088               -       8,459
  Employer's                                   -           2,391       2,391

BENEFITS PAID TO
 PARTICIPANTS                             (1,952)         (2,683)     (8,788)

PARTICIPANT LOANS:
  New Loans                               (1,016)              -           -
  Principal payments                         785               -           -
  Interest payments                           92               -         350

INTERFUND TRANSFERS                       (3,115)              -           -
                                       -------------   -----------  --------
CHANGES IN NET ASSETS
 AVAILABLE FOR
 BENEFITS FOR THE YEAR                    13,875          24,450      51,632

NET ASSETS AVAILABLE
 FOR BENEFITS AT
 DECEMBER 31, 1996                        21,900          31,860      94,868
                                       -------------   -----------  --------
NET ASSETS AVAILABLE
 FOR BENEFITS AT
 DECEMBER 31, 1997                      $ 35,775        $ 56,310    $146,500
                                       =============   ===========  ========



The accompanying notes are an integral part of this financial statement.



                              FIRST COMMERCE CORPORATION

                              TAX-DEFERRED SAVINGS PLAN

                            NOTES TO FINANCIAL STATEMENTS

                                  DECEMBER 31, 1997



        1.    PLAN DESCRIPTION:

        The following description of the First Commerce Corporation (FCC) Tax-Deferred Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

        GENERAL

        The Plan is a defined contribution plan established by FCC under the provisions of Section 401(a) of the Internal Revenue Code (IRC), which includes a qualified deferred arrangement as described in Section 401(k) of the IRC, for the benefit of eligible employees of FCC. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan became effective January 1, 1986, with the purpose of the Plan being to encourage employees of FCC and its subsidiaries to save and systematically invest a portion of their current compensation to provide for their future needs or the future needs of their beneficiaries, to defer the payment of taxes on such compensation and to allow such employees to participate in the income and growth of FCC. Substantially all of FCC's full-time employees and any other employees completing 1,000 hours of service are eligible to participate in the Plan. First National Bank of Commerce (FNBC), a subsidiary of FCC, is the trustee of the Plan and receives no compensation for services rendered. FCC pays all administrative expenses of the Plan.

        CONTRIBUTIONS

        Each year, employees may voluntarily contribute 1% to 15% of eligible compensation, as defined by the Plan, up to a maximum of $9,500 for 1997. FCC matches 50% of each employees' annual contribution, with a maximum employer contribution of 2-1/2% of eligible compensation. FCC contributions are made into the FCC Common Stock Fund.

        PARTICIPANT ACCOUNTS

        Each participant's account is credited with the employee's contribution, FCC's contribution applicable to such employee and an allocation of Plan earnings. Earnings from each fund are allocated to individual participant accounts in accordance with their balances in each fund. The benefit available to each participant is the participant's vested balance.


        VESTING

        Participants are fully vested in their contributions plus the related earnings on their contributions. Vesting in FCC's matching contribution and earnings thereon is based upon years of service with vesting occurring at a rate of 25% per year with full vesting occurring after four years. Alternatively, a participant may become fully vested in FCC's matching contributions and actual earnings thereon upon the participant's death, attainment of age 65 or disability. If an employee terminates his employment and is later reemployed before a one year period has elapsed, he will be treated for vesting purposes as if termination had not occurred.


        FORFEITURES

        Any nonvested portion of a terminated employee's account is held in a forfeitures account. The amount in this account is then used to reduce future employer contributions. Forfeited nonvested accounts totaled $0 and $2,240 at December 31, 1997 and 1996, respectively. During 1997, employer contributions were reduced by $169,435 from forfeited nonvested accounts.

        PARTICIPANT LOANS

        Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of 50% of their vested account balances or $50,000. Loan terms range from 1-5 years, unless the purpose of the loan is for the purchase of a primary residence, for which the maximum loan term is 10 years. The interest rate applied to the loan is based upon the average rate charged by area banks on loans with similar terms. This interest is deposited into the borrower's fund account and invested in the borrower's current investment elections. Principal and interest is paid ratably through monthly payroll deductions. Upon termination of employment, the participant or beneficiary has the longer of sixty days from such event or the last day of the calendar quarter in which the event occurs to repay the full amount due.

        PAYMENT OF BENEFITS

        Upon termination of employment or disability, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest or annual installments over five years, ten years or the participant's life expectancy. However, if the total value of the participant's vested interest is less than $3,500, then a lump-sum payment will be made.


        INVESTMENT OPTIONS

        Upon enrollment in the Plan, participants may direct their contributions in 1% increments into any of the investment options available. Participants may change the direction of their contributions among the available funds on a daily basis. The following funds were available as investment options as of December 31, 1997:

             a. Marquis Treasury  Securities  Money  Market Fund - Investments
                are in U.S. Treasury issued obligations.

             b. Marquis Government Securities Fund - Investments are primarily
                (at least 65%) in U.S. Government issued obligations.

             c. Marquis Balanced Fund - Investments are in mutual funds, cash equivalents, large cap equities and high quality fixed income securities.

             d. Marquis  Value  Equity  Fund  - Investments are in the common stocks of larger companies.

             e. Marquis Growth Equity Fund - Investments  are  primarily  (at least 65%) in common stocks, warrants, rights to purchase common stocks, convertible securities and preferred stocks.

             f. Fidelity Advisor High-Yield Fund - Investments  are in  fixed income funds, high yield bonds ("junk bonds"), debentures, notes, convertible securities and preferred stocks.

             g. Fidelity Advisor Growth Opportunities Fund - Investments  are
                primarily (at least 65%) in the securities of companies with long-term growth potential.

             h. Scudder Global Fund - Investments are in the equity securities of companies expected to benefit from global economic trends.

             i. American  Century  Twentieth  Century  Ultra  Investors Fund -
                Investments are in the stocks of companies with an expected high level of volatility.

             j. FCC  Common  Stock Fund - Investments are in FCC common stock.
                Includes  cash  which  is  temporarily  invested  in   Marquis
                Treasury Securities Money Market Fund.


        The trust department of FNBC provides investment advice to the aforementioned Marquis funds.

        2.    SUMMARY OF ACCOUNTING POLICIES:

        USE OF ESTIMATES

        The accounting and reporting policies of the Plan conform with generally accepted accounting principles. In preparing the financial statements, FCC is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        INCOME RECOGNITION

        Interest income is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date.


        INVESTMENT VALUATION

        Plan investments are stated at fair value with securities traded in public markets valued at their quoted market prices. Purchases and sales of securities are reflected on a trade-date basis. The difference between market values from one period to the next is recognized as net appreciation (depreciation) in the fair value of investments in the
        accompanying  Statement  of  Changes  in  Net  Assets  Available   for
        Benefits.

        PAYMENT OF BENEFITS

        Benefits are recorded when paid.

        3.    PLAN TERMINATION:

        Although it has not expressed any intent of doing so, FCC has the right under the Plan to discontinue its contributions at any time and to terminate the Plan by a formal resolution of FCC's Board of Directors, subject to the provisions of ERISA. In the event of Plan termination, participants will become fully vested and the accounts will be nonforfeitable.

        4.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:

        The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                December 31,    December 31,
                                                                    1997            1996
(In thousands)                                                  ------------------------------
Net assets available for  plan benefits per the financial          $146,500        $94,868
  statements
Amounts allocated to withdrawing participants                          (963)          (915)
                                                                ------------------------------
Net assets available for benefits per the Form 5500                $145,537        $93,953
                                                                ==============  ==============





        The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:



                                                             Year Ended
                                                          December 31, 1997
(In thousands)                                        ------------------------
Benefits paid to participants per the financial             $    8,788
  statements
Amounts allocated to withdrawing participants at                   963
  December 31, 1997
Amounts allocated to withdrawing participants at                  (915)
  December 31, 1996
                                                      ------------------------
Benefits paid to participants per the Form 5500             $    8,836
                                                      ========================



        Amounts allocated to withdrawing participants are recorded on Form 5500 for benefits claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

        5.  INCOME TAX STATUS

        The Plan obtained its latest determination letter on March 27, 1996, in which the IRS stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the plan administrators believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code and, therefore, that the Plan was qualified and the related trust was tax exempt through the year ended December 31, 1997.

        6.  MERGER WITH BANC ONE

        On October 20, 1997, FCC and BANC ONE CORPORATION (BANC ONE) announced the signing of a definitive agreement for the merger of FCC with BANC ONE. Subject to certain conditions being met, it is anticipated that FCC will merge with BANC ONE in the second quarter of 1998. In accordance with the terms of the Merger Agreement, each share of FCC common stock (FCC Common Stock) outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.28 shares (the Exchange Ratio) of BANC ONE common stock (BANC ONE Common Stock). The Merger Agreement provides for appropriate adjustments to the Exchange Ratio and other factors used to determine or limit the exchange rate in the event of a BANC ONE stock dividend or stock split. Each holder of FCC Common Stock who would otherwise be entitled to receive a fractional share of BANC ONE Common Stock (after taking into account all of a shareholder's certificates) will receive cash, in lieu thereof, without interest. It is expected that the assets of the Plan will be merged into BANC ONE's tax deferred savings plan during the first quarter of 1999.




                                                                 Schedule I


                          FIRST COMMERCE CORPORATION
                          TAX-DEFFERED SAVINGS PLAN
         ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                            AT DECEMBER 31, 1997
                          EIN #72-0701203/PLAN #003
                           (Dollars in Thousands)

                                           Shares or
                                           Principal                 Current
 Identity of Issuer/Description             Amount        Cost        Value
----------------------------------------  ----------    ---------   ----------

*Marquis Treasury Securities Money
   Market Fund                             9,930,132    $  9,930    $  9,930

*Marquis Government Securities Fund          373,749       3,619       3,749

*Marquis Balanced Fund                       504,508       5,588       6,175

*Marquis Value Equity Fund                   468,455       6,218       7,209

*Marquis Growth Equity Fund                  127,790       1,643       1,971

Fidelity Advisor High-Yield Fund             239,496       2,855       3,013

Fideltiy Advisor Growth Opportunities Fund   227,000       7,464       9,636

Scudder Global Fund                           92,046       2,575       2,603

American Century Twentieth Century
  Ultra Investors Fund                       158,225       4,306       4,320

*FCC Common Stock Fund                     1,361,149      33,797      91,537

*Participant Loan Fund (interest rates
   ranging from 6.13% to 10.5%)            5,121,263       5,121       5,121
                                                        ---------   ----------
                                  TOTAL                 $ 83,116    $145,264
                                                        =========   ==========

*Represents a Party-In-Interest to the Plan.


                                                                 Schedule II


                          FIRST COMMERCE CORPORATION
                          TAX-DEFFERED SAVINGS PLAN
               ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                          EIN #72-0701203/PLAN #003
                           (Dollars in Thousands)





                                                                             Cost of
 Identity of Party Involved\          No. of        Purchase     Selling      Assets
 Description                        Transactions    Price(1)     Price(1)      Sold     Gain/(Loss)
--------------------------------    ------------    ---------   ----------   --------   -----------
Marquis Treasury Securities
   Money Market Fund                     295        $  6,482    $  3,133     $  3,133   $      -

Fidelity Advisor Growth
   Opportunities Fund                    304        $  3,602    $  1,848     $  1,624   $    224

First Commerce Corporation
   Common Stock Fund                     349        $  9,370    $ 10,553     $ 10,317   $    236




(1)  Current value equals the purchase price or selling price on the transaction
     date.  Purchase  price includes expenses related to the purchase.   Selling
     price shown is net of expenses.